August 18, 2005




Mr. Alan K. Geddes
Chief Financial Officer
One Link 4 Travel, Inc.
One Market Plaza
Spear Tower, 36th Floor
San Francisco, CA 94105

	RE:	One Link 4 Travel, Inc.
      Form 10-KSB for the fiscal year ended December 31, 2004
		Filed April 15, 2005
		Form 10-KSB/A
		Form 10-QSB for the quarterly period ended March 31,
2005
		File No. 0-50044

Dear. Mr. Geddes:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



      Daniel L. Gordon
      Branch Chief